Exhibit 23.B
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-147940) of El Paso Pipeline Partners, L.P. of our report dated August 30, 2007 relating to the consolidated financial statements for the year ended December 31, 2005, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 3, 2008